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                                                                     Exhibit 3.1



                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       of

                            PEACHTREE SOFTWARE, INC.



         Peachtree Software, Inc., a corporation duly incorporated under the laws of the State of Delaware, hereby certifies as follows:

         FIRST: The name of the corporation is Peachtree Software, Inc. (the "Corporation"). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on the 29th day of September, 1988.

         SECOND: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law (the "General Corporation Law").

         THIRD: This Amended and Restated Certificate of Incorporation restates, integrates and amends the original Certificate of Incorporation of the Corporation as follows:

         1. Name. The name of the corporation is Peachtree Software, Inc. (the "Corporation").


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         2. Address; Registered Office and Agent. The address of the
Corporation's registered office is 9 East Loockerman Street, City of Dover, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.

         3. Purpose. The purpose of the Corporation is to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the General Corporation Law.

         4. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is twenty-five million (25,000,000), divided as follows: five million (5,000,000) shares of Preferred Stock (the "Preferred Stock"), and twenty million (20,000,000) shares of Common Stock, of the par value of $0.01 per share (the "Common Stock").

         5. Designation of Classes; Relative Rights, Etc. The designation, relative rights, preferences and limitations of the shares of each class are as follows:

                  5.1 Preferred Stock.

                           5.1.1 General. The shares of Preferred Stock may be
issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, preferences and rights and qualifications, limitations or restrictions thereof, and such distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such
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shares of Preferred Stock from time to time adopted by the Board of Directors of the Corporation (the "Board of Directors") pursuant to authority so to do which is hereby vested in the Board of Directors. Each series of shares of Preferred Stock (a) may have such voting rights or powers, full or limited, or may be without voting rights or powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, or upon any distribution of the assets of, the Corporation; (e) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue





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of such shares of Preferred Stock. Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such series of Preferred Stock may be made dependent upon facts ascertainable outside of the resolution or resolutions providing for the issue of such Preferred Stock adopted by the Board of Directors pursuant to the authority vested in it by this
Section 5.1.1, provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series of Preferred Stock is clearly and expressly set forth in the resolution or resolutions providing for the issue of such Preferred Stock. The term "facts" as used in the next preceding sentence shall have the meaning given to it in Section 151(a) of the General Corporation Law. Shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or that if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be reissued as a part of the series of which they were originally a part or as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restric tions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

                           5.1.2 Series A Preferred Stock. The first series of
Preferred Stock of the Corporation shall be, and hereby is, designated "Series A Preferred Stock" (the "Series A Shares"), shall have a par value of $0.01 per share, and the

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number of shares constituting such series shall initially be two hundred thousand (200,000). The relative rights and preferences of the Series A Shares shall be as follows:

         Section A. Dividends and Distributions.

         (1) Subject to the prior and superior rights of the holders of any shares of any series of stock ranking prior and superior to the Series A Shares with respect to dividends, the holders of Series A Shares, in preference to the holders of Common Stock, and of any other junior stock, shall be entitled to receive, when and as declared by the Board of Directors, out of any funds lawfully available therefor, cash dividends thereon, payable quarterly, from the date of issuance thereof, upon the last days of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Series A Share, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $0.25 or (b) subject to the provisions for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend or distribution payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Series A Share. In the event the Corporation shall at any time after the date of filing of this Amended and Restated Certificate of Incorporation (i) declare


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any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amounts to which holders of Series A Shares were entitled immediately prior to such event under clause
(a) and clause (b) of the preceding sentence shall be adjusted by multiplying each such amount by a fraction the numerator of which is the number of shares of Common Shares outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (2) The Corporation shall declare a dividend or distribution on the Series A Shares as provided in paragraph (1) of this Section A immediately after it declares a dividend or distribution on the Common Stock (other than a dividend or distribution payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.25 per share of the Series A Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date; and provided further that nothing contained in this paragraph (2) shall be construed so as to conflict with any provision relating to the declaration of dividends contained elsewhere in this Amended and Restated Certificate of Incorporation.

         (3) Dividends shall begin to accrue and be cumulative on outstanding Series A Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Series A Shares, unless (a) the date of issue of



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such shares is prior to the record date for the first Quarterly Dividend Payment
Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or (b) unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series A Shares entitled to receive payment of a dividend or distribution declared thereon.

         Section B. Redemption. The Series A Shares are not redeemable.

         Section C. Liquidation, Dissolution or Winding Up. In the event of the voluntary or involuntary liquidation of the Corporation the "preferential amount" which the holders of the Series A Shares shall be entitled to receive out of the assets of the Corporation shall be $100.00 per share plus all accrued and unpaid dividends thereon.

         (1) Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (upon liquidation, dissolution or winding up) to the Series A Shares unless, prior thereto, the holders of Series A Shares shall have received $100.00 per share,




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plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of Series A Shares unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in paragraph (3) of this Section C to reflect such events as stock splits, stock dividends and recapitalization with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding Series A Shares and Common Stock, respectively, holders of Series A Shares and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one with respect to the Series A Shares and Common Stock, on a per share basis, respectively.

         (2) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Shares, then all such available assets shall be distributed ratably to the holders of the Series A Shares and the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common



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Adjustment, then any such remaining assets shall be distributed ratably to the holders of Common Stock.

                  (3) In the event the Corporation shall at any time after the date of filing of this Amended and Restated Certificate of Incorporation, (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section D. Sinking Fund. The Series A Shares shall not be entitled to the benefit of any sinking fund for the redemption or purchase of such shares.

         Section E. Conversion.

         (1) Subject to paragraph (2) of this Section E, the Series A Shares shall not be convertible.

         (2) In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Series A Shares shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock,





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securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section F. Voting Rights.

         (1) The holders of Series A Shares shall have no voting rights except as provided by Delaware statutes or by paragraph (2) of this Section F.

         (2) So long as any Series A Shares shall be outstanding, and in addition to any other approvals or consents required by law, without the consent of the holders of 66-2/3% of the Series A Shares outstanding as of a record date fixed by the Board of Directors, given either by their affirmative vote at a special meeting called for that purpose, or, if permitted by law, in writing without a meeting:

                           (i) The Corporation shall not sell, transfer or lease all or substantially all the properties and assets of the Corporation; provided, however, that nothing herein shall require the consent of the holders of

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         Series A Shares for or in respect of the creation of any mortgage, pledge, or other lien upon all or any part of the assets of the Corporation.
                           (ii) The Corporation shall not effect a merger or consolidation with any other corporation or corporations unless as a result of such merger or consolidation and after giving effect thereto holders of Series A Shares are entitled to receive a per share amount and type of consideration equal to 100 times the per share amount and type of consideration received by holders of shares of Common Stock, or
         (1) either (A) the Corporation shall be the surviving corporation or
         (B) if the Corporation is not the surviving corporation, the successor corporation shall be a corporation duly organized and existing under the laws of any state of the United States of America or the District of Columbia, and all obligations of the Corporation with respect to the Series A Shares shall be assumed by successor corporation, (2) the Series A Shares then outstanding shall continue to be outstanding, and
         (3) there shall be no alteration or change in the designation or the preferences, relative rights or limitations applicable to outstanding Series A Shares prejudicial to the holders thereof.

                           (iii) The Corporation shall not amend, alter or repeal any of the provisions of this Amended and Restated Certificate of Incorporation in any manner which adversely affects the relative rights, preferences or limitations of the Series A Shares or the holders thereof.



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         Section G. Certain Restrictions.

         (1) Whenever quarterly dividends or other dividends or distributions payable on the Series A Shares as provided in Section A are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Shares outstanding shall have been paid in full, the Corporation shall not:

                           (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (as to dividends) to the Series A Shares;

                           (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (as to dividends) with the Series A Shares, except dividends paid ratably on the Series A Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                           (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (as to dividends) to the Series A Shares, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation, ranking junior (as to dividends) to the Series A Shares; and

                           (iv) purchase or otherwise acquire for consideration any Series A Shares, or any shares of stock ranking on a parity (as to dividends) with the Series A Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors ) to all



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         holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and the relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

         (2) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (1) of this Section G, purchase or otherwise acquire such shares at such time and in such manner.

         Section H. Fractional Shares. The Corporation may issue fractions and certificates representing fractions of Series A Shares in integral multiples of 1/100th of a Series A Share, or in lieu thereof, at the election of the Board of Directors of the Corporation at the time of the first issue of any Series A Shares, evidence such fractions by depositary receipts, pursuant to an appropriate agreement between the Corporation and a depository selected by it, provided that such agreement shall provide that the holders of such depositary receipts shall have all rights, privileges and preferences to which they would be entitled as beneficial owners of Series A Shares. In the event that fractional Series A Shares are issued, the holders thereof shall have all the rights provided herein of holders of full Series A Shares in the proportion which such fraction bears to a full share.

         5.2 Common Stock. Subject to the provisions of any applicable law or of the By-laws of the Corporation, as from time to time amended (the "By-laws"), with respect to the closing of the transfer books or the fixing of a





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record date for the determination of stockholders entitled to vote and except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his or her name on the books of the Corporation. Except as otherwise provided by the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of shares of Preferred Stock of the full amount to which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

         5.3 Issuance of Stock; Consideration and Purpose. Subject to the provisions of this Amended and Restated Certificate of Incorporation and except as otherwise provided by law, the stock of the Corporation, regardless of





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class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

         6. Compromise, Arrangement or Reorganization. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of
Section 279 of General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.






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         7. Limitation of Liability. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law or (d) for any transaction from which the director derived any improper personal benefits. If the General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

         Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         8. Indemnification.

                  8.1 Indemnity Undertaking. To the extent not prohibited by law, the Corporation shall indemnify any person (an "Eligible Person") who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or





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was serving, at the request of the Corporation, as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity"), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees, disbursements and other charges).

                  8.2 Payment of Expenses. The Corporation shall, from time to time pay to an Eligible Person the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred by or on behalf of such Eligible Person in connection with any Proceeding, as such expenses are incurred in advance of the final disposition of such Proceeding; provided, however, that, if required by the General Corporation Law, such expenses incurred by or on behalf of such Eligible Person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such Eligible Person, to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such Eligible Person is not entitled to be indemnified for such expenses.

                  8.3 Certain Exclusions. Section 8.1 and 8.2 shall not include any Proceeding commenced by any Eligible Person without the advance approval of the Board of Directors.

                  8.4 Binding Effect. The provisions of this Section 8 shall be a contract between the Corporation, on the one hand, and each Eligible Person, on the other hand, pursuant to which the Corporation and each such Eligible Person intend to




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be, and shall be, legally bound. No repeal or modification of this Section 8 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

                  8.5 Procedural Rights. The rights to indemnification and payment of expenses provided by, or granted pursuant to, this Section 8 shall be enforceable by an Eligible Person entitled to such indemnification or payment of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or payment of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including the disinterested directors on its Board of Directors, a committee of such disinterested directors, the Corporation's independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or payment of expenses is proper in the circumstances, nor an actual determination by the Corporation (including the disinterested directors on its Board of Directors, a committee of such disinterested directors, the Corporation's independent legal counsel and its stockholders) that such person is not entitled to such indemnification or payment of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Notwithstanding anything to the contrary in Section 8.3, such Eligible Person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or payment of expenses, in whole or in part, in any such proceeding.




                                       18
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                  8.6 Service Deemed at Corporation's Request. Any director or officer of the Corporation serving (a) as a director or officer of another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

                  8.7 Election of Applicable Law. Any person entitled to be indemnified or to payment of expenses as a matter of right pursuant to this
Section 8 may elect to have the right to indemnification or payment of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or payment of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or payment of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or payment of expenses shall be determined by the law in effect at the time indemnification or payment of expenses is sought.

                  8.8 Rights Not Exclusive. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8 shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Amended and Restated Certificate of Incorporation, the By-laws, any agreement, any vote of stockholders or disinterested directors or


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otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

                  8.9 Continuation of Benefits. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8 shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

                  8.10 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 8 or under Section 145 of the General Corporation Law or any other provision of law.

         9. Directors. This Section is inserted for the management of the business and for the conduct of the affairs of the Corporation and it is expressly provided that it is intended to be in furtherance of and not in limitation or exclusion of the powers conferred by applicable law.

         9.1 Number, Election, and Terms of Office of Board of Directors. The business of the Corporation shall be managed by a Board of Directors consisting of not less than two (2) or more than fifteen (15) members. The exact

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



number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by resolution adopted by a majority of the entire Board of Directors then in office, whether or not present at a meeting. Directors need not be stockholders of the Corporation. The directors shall be divided into three (3) classes (known as "Class I," "Class II" and "Class III") with the term of office of Class I to expire at the first annual meeting of Stockholders of the Corporation next following the end of the Corporation's fiscal year ending in 2002, the term of office of Class II to expire at the first annual meeting of Stockholders of the Corporation next following the end of the Corporation's fiscal year ending in 2000 and the term of office of Class III to expire at the annual meeting of Stockholders of the Corporation next following the end of the Corporation's fiscal year ending in 2001. At each annual meeting of stockholders following such initial election as specified above, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

                  9.2 Tenure. Notwithstanding any provisions to the contrary contained herein, (i) each director shall hold office until his or successor is elected and qualified, or until the earlier of such director's death, resignation or removal and (ii) the term of any director who is also an officer of the Corporation shall terminate if he or she ceases to be an officer of the Corporation.

                  9.3 Newly Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the remaining directors then in office although less than a quorum, or by a sole remaining director and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which they have been elected expires or, in each case, until their respective successors are duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. When any director shall give notice of resignation effective at a future date, the Board of Directors may fill such vacancy to take effect when such resignation shall become effective.

                  9.4 Removal of Directors. Any one or more or all of the directors may be removed, at any time, but only for cause by the stockholders having at least four-fifths in voting power of the then issued and outstanding shares of capital stock of the Corporation.

         10. Action by Stockholders. Notwithstanding the provisions of Section 228 of the General Corporation Law (or any successor statute), any action required or permitted by the General Corporation Law to be taken at any annual or special meeting of stockholders of the Corporation may be taken only at such an annual or special meeting of stockholders and cannot be taken by written consent without a meeting. At any annual meeting or special meeting of stockholders of the Corporation, only such business shall be conducted as shall have been brought before such meeting in the manner provided by the By-laws.

         11. Special Meetings of Stockholders. Special meetings of stockholders for any purpose may be called at any time by the Board of Directors, the Chairman of the Board of Directors, the Vice-Chairman of the Board of Directors or the President of the Corporation. Special meetings shall be held at such place or places within or without the State of Delaware as shall from time to time be designated by the Board of Directors and stated in the notice of such meeting or in the waiver of notice thereof.

         12. Corporate Opportunities.

                  12.1 In anticipation that the Corporation will cease to be an indirect, wholly-owned subsidiary of Automatic Data Processing, Inc. ("ADP"), but that ADP will remain a substantial stockholder of the Corporation, and in anticipation that the Corporation and ADP may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with ADP (including possible service of officers and directors of ADP as officers and directors of the Corporation), the provisions of this Article are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve ADP and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

                  12.2 ADP shall have no duty to refrain from engaging in the same or similar activities or lines of business as the Corporation, and neither ADP nor any officer or director thereof (except as provided in Section 12.3 below) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of ADP. In the event that ADP acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both ADP and the Corporation, ADP shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that ADP pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

                  12.3 In the event that a director or officer of the Corporation who is also a director or officer of ADP acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and ADP, such director or officer of the Corporation shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such corporate opportunity, if such director or officer acts in a manner consistent with the following policy: (i) a corporate opportunity offered to any person who is an officer of the Corporation, and who is also a director but not an officer of ADP, shall belong to the Corporation; (ii) a corporate opportunity offered to any person who is a director but not an officer of the Corporation, and who is also a director or officer of ADP shall belong to the Corporation if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director of the Corporation, and otherwise shall belong to ADP; and (iii) a corporate opportunity offered to any person who is an officer of both the Corporation and ADP shall belong to the Corporation if such opportunity is expressly offered to such person in writing solely in his or her capacity as an officer of the Corporation, and otherwise shall belong to ADP.

                  12.4 Any person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article.

                  12.5 For purposes of this Article only:

                           (a) a director of the Corporation who is Chairman of
the Board of Directors of the Corporation or of a committee thereof shall not be deemed to be an officer of the Corporation by reason of holding such position (without regard to whether such position is deemed an office of the Corporation under the By-laws of the Corporation), unless such person is a full-time employee of the Corporation; and (b) (i) the term "corporation" shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) more than 50% of the outstanding voting stock, voting power, partnership interests or similar voting interests, and (ii) the term "ADP," for the purpose of this Article only, shall mean ADP and all corporations, partnerships, joint ventures, associations and other entities (other than the Corporation, defined in accordance with clause (i) of this Section 12.5(b) in which ADP beneficially owns (directly or indirectly) more than 50% of the outstanding voting stock, voting power, partnership interests or similar voting interests.

                  12.6 Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary, (a) the foregoing provisions of this

Article shall expire on the date that ADP ceases to own beneficially Common Stock representing at least 20% of the total voting power of all classes of outstanding Common Stock of the Corporation and no person who is a director or officer of the Corporation is also a director or officer of ADP or any of its subsidiaries; and (b) in addition to any vote of the stockholders required by this Amended and Restated Certificate of Incorporation, until the time that ADP ceases to own beneficially Common Stock representing at least 20% of the total voting power of all classes of outstanding Common Stock of the Corporation, the affirmative vote of the holders of more than four-fifths of the total voting power of all classes of outstanding Common Stock of the Corporation shall be required to alter, amend or repeal in a manner adverse to the interests of ADP, or adopt any provision adverse to the interests of ADP and inconsistent with, any provision of this Article. Neither the alteration, amendment or repeal of this Article nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

         13. Adoption, Amendment and/or Repeal of Certificate of Incorporation or By-Laws.

                  13.1 Certificate of Incorporation. Notwithstanding any other provisions of law, this Amended and Restated Certificate of Incorporation or the Bylaws, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of not less than four-fifths of all votes entitled to be cast by all of the then outstanding shares of capital stock of the Corporation in an election of directors shall be required to amend, repeal, or adopt any provision inconsistent with Sections 5.1.2, 9.1, 9.4, 10, 11 or 13 of this Amended and Restated Certificate of Incorporation.

                  13.2 By-Laws. The By-laws of the Corporation may be altered or repealed and new By-laws may be adopted (i) at any annual or special meeting of stockholders, by the affirmative vote of not less than a majority of all votes entitled to be cast by all of the then outstanding shares of capital stock of the Corporation in the election of directors, provided, however, that any proposed alteration or repeal of, or the adoption of any by-law inconsistent with, Sections 2.4, 2.6, 2.12, 2.14, 3.2, 3.7 or Article 14 of the By-laws, by stockholders shall require the affirmative vote of not less than four-fifths of all votes entitled to be cast by all of the then outstanding shares of capital stock of the Corporation in an election of directors, or (ii) by the affirmative vote of a majority of the Board of Directors.


                  IN WITNESS WHEREOF, the undersigned has executed this Amended
and Restated Certification of Incorporation this [ ] day of [       ], 199[ ].


                                         PEACHTREE SOFTWARE, INC.



                                         By:
                                            -----------------------------
                                            Name:
                                            Title:


Attest:



By:
   ------------------------------
   Name:
   Title: